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                                                                     EXHIBIT 4.8

May 23, 2002

Mr. Frank ten Brink
Waste Systems, Inc.
28161 N. Keith Drive
Lake Forest, Illinois 60045


VIA FACSIMILE:  (847) 367-9462


Dear Mr. ten Brink:

        As agreed the Amended and Restated Secured Promissory Note dated October 1, 1998 in the remaining principle amount of $4,829,378.97, payable to Waste Systems, Inc. ("WSI") should be revised and extended as described below.

Proposed Terms:

        a.  Maturity. The Note will mature October 1, 2003.

        b. Repayment of principal: 3CI will repay $700,000 in principal upon execution of this agreement. Additionally 3CI will make monthly payments of accrued interest and principal to total $100,000 each due on the 1st day of each month starting July 1, 2002.

        c. Revolver Facility: WSI will allow 3CI to draw up to $100,000 from a new revolver facility, which facility will also expire October 1, 2003.

        d. Interest Rate, starting June 1, 2002. Wall Street Journal "Money Rates" (Southwestern Edition) Prime Rate plus 1.0% per annum not to exceed 13%.

        e. Financial Covenant. The Amended and Restated Note will contain a minimum EBITDA covenant of $900,000 for the six months ending June 30, 2002 and for each reporting quarter thereafter until maturity. Such covenant will be measured on a trailing six months basis and will not include the effect, if any, of the one-time write off or loss on disposal of assets. If the minimum EBITDA goal is not obtained for any of the 6 months periods described above, a fee equal to 3% per annum for the six months period will be assessed payable in fifteen days from the end of the given quarter.

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Frank ten Brink
May 23, 2002
WSI note extension
Page 2 of 2


        f. Confirmation of Existing Liens. The Company will ratify and confirm all existing liens in favor of WSI securing the Note.

        g. Payment of WSI Fees and Expenses. The Company shall pay all of WSI's reasonable legal fees and expenses incurred by it in connection with the negotiation and documentation of the Proposed Note and related documents and instruments.

        h. Waiver of Existing Defaults. WSI will waive, if applicable, and upon receipt of penalty interest due, all existing events of default under the Note through May 30, 2002.

Please indicate your acceptance by signing and faxing back to me.

Sincerely,

/s/ JOHN R. WEAVER
-------------------
John R. Weaver
CFO


/s/ FRANK J.M. TEN BRINK
------------------------
Frank J.M. ten Brink
Vice President
Waste Systems, Inc.